Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and 333-162193-01

How does your gold stack up?



The RBS Gold Trendpilot™ ETN provides exposure to the price of gold bullion or the yield on 3-month US Treasury bills using a systematic strategy, based on price trends of gold bullion. By moving in and out of tracking gold prices according to an objective and transparent methodology, the RBS Gold Trendpilot™ ETN provides exposure to gold in positive trending markets, and exposure to 3-month US Treasury bills in negative trending markets.

The Trend is Your Friend™

Visit rbs.com/etnUS or call 855.RBS.ETPS to learn more.

RBS®

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the US Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

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